Exhibit 10.35

VEREIT, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016

February 22, 2017

William C. Miller, Jr.
315 Pondfield Road
Bronxville, NY 10708

RE: Terms of Employment

Dear Mr. Miller:

The following sets forth an amendment to the terms and conditions of your employment (the “Amendment”) with VEREIT, Inc. (the “Company”), as set forth in your employment agreement dated February 23, 2016 (the “Agreement”). The last two sentences of the paragraph titled “Annual Bonus” contained on page two of the Agreement are hereby replaced in their entirety by the following:

“You will also be eligible to receive a Sales Management Bonus equal to 17 basis points on all capital raised by the non-listed REITs sponsored by Cole Capital (excluding capital raised pursuant to each such REIT’s dividend reinvestment plan) (the “Total Capital Raise”) but only after the Total Capital Raise for the applicable year exceeds $200 million and only on the amount of capital raised above the $200 million threshold, up to a maximum threshold of $550 million. Any Sales Management Bonus earned will be paid in arrears on a monthly basis in connection with the Company’s regularly scheduled payroll.”

The Agreement remains in full force and effect in all other respects.

Sincerely,

/s/ Glenn J. Rufrano
Glenn J. Rufrano
Chief Executive Officer
VEREIT, Inc.

Accepted By:
/s/ William C. Miller, Jr.
William C. Miller, Jr.